SAVICELL DIAGNOSTIC LTD.

WARRANT CERTIFICATE

Savicell Diagnostic Ltd., an Israeli Company (the “Company”) hereby grants to Ramot at Tel Aviv University Ltd., having a place of business at Tel-Aviv University, Ramat Aviv, Tel Aviv 61392, Israel (the “Holder”), the right to purchase from the Company the number of Ordinary Shares of the Company, nominal value NIS 0.01 per share (the “Ordinary Shares”) specified below, subject to the terms and conditions hereinafter set forth.

1.

Number of shares issuable upon exercise of this Warrant: The Holder shall be entitled to purchase 1,765 Ordinary Shares (the “Warrant Shares”). The number of Warrant Shares shall constitute, on the date hereof, fifteen percent (15%) of the Company’s share capital on an as-converted, fully diluted basis (including the Warrant shares) and shall be subject to dilution, as applicable to the Ordinary Shares of the Company..

2.

Exercise period and the Expiry Date of this Warrant: This Warrant may be exercised, in whole or in part, at any time and from time to time from and after the Effective Date but in any event, not later than prior to the consummation of a Deemed Liquidation Event or an IPO (as defined below) (the “Expiry Date”), upon which it shall expire and no longer be exercisable; provided that the Company has notified the Holder in writing 15 days in advance of the occurrence of a Deemed liquidation Event including sufficient details required for Holder to determine whether it wishes to exercise the Warrant and the Holder has failed to inform the Comapny of the exercise of the Warrant prior to the Expiry Date.

In this Warrant, the term "Deemed Liqudation" Shall mean: (a) a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company's assets (including, without limitation, the transfer and/or grant of an exclusive worldwide license to all or substantially all of the Company's intellectual property, if such grant and/or transfer results in practically preventing the Company from all or substantially all use of its intellectual property), or substantially all of the Company's issued and outstanding share capital, to any other company, entity or person, except for: (i) a transaction for the purpose of changing the Company's domicile or with entities controlled by the Company, or (ii) a transaction in which shareholders of the Company prior to the transaction will maintain the power to vote at least 50% of the voting shares of the surviving entity (in this Article, “Voting Control”) after the transaction; or (b) in the event of a transaction or series of transactions, except in an IPO or a bona fide financing transaction of the Company, in which a person or entity (not being a Shareholder of the Company prior to such transaction or series of transactions) acquires, fifty percent (50%) or more of the issued and outstanding shares of the Company or the right to appoint or elect at least fifty percent (50%) or more of the members of the Board of Directors;

The term "IPO" Shall mean the closing of the first underwritten offering of the Company's Ordinary Shares to the general public.

3.

Warrant Conversion Price per share: The exercise price for each Warrant Share purchasable hereunder shall be NIS 0.01 (the “Conversion Price”). Such Conversion price and number of issuable Warrant Shares shall be subject to appropriate adjustments under Section 6 below.

This Warrant certifies that, at any time from the date hereof and until the Expiry Date, the Holder is entitled to subscribe for and purchase any part of the Warrant Shares at the Conversion Price.

4.	Method of Exercise of Warrant:

(a)

Cash Exercise. This Warrant may be exercised in whole or in part by the surrender of this Warrant, with a duly executed notice of exercise at the principal office of the Company, together with proper payment of the Conversion Price times the number of Warrant Shares for which the Warrant is being exercised. Payment for Warrant Shares shall be made by bank check or bank checks, payable to the order of the Company, or by wire transfer.

(b)

Net Exercise. In lieu of the payment method set forth in Section 4(a) above, the Holder may elect to exchange the Warrant or any portion thereof for a number of Warrant Shares equal to the number of Warrant Shares computed using the following formula:

X =	Y (A-B)
A

Where

X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares purchasable under the Warrant (as adjusted to the date of such calculation, but excluding those shares already issued under this Warrant) or in the event of partial exercise of this Warrant, the number of applicable Warrant Shares necessary to permit X to equal the number of applicable Warrant Shares that the Holder wishes the Company to issue to the Holder in accordance with the provisions herein (ignoring the net-issuance basis calculation).

A = the Fair Market Value (as defined below) of one Warrant Share. B = Conversion Price (as adjusted to the date of such calculation) “Fair Market Value” of a Warrant Share shall mean:

(i)

Except in the circumstances set forth in subsection (ii) and subsection (iii) of this definition below, such amount as is determined by the Company's Board of Directors in good faith as at the relevant time of calculation;

(ii)	If the exercise is in connection with the closing of an IPO, the public offering price of a Warrant Share (before deduction of discounts, commissions or expenses) in such offering;

(iii)	If the exercise is in connection with the closing of a Deemed Liquidation Event, the price per share paid or payable for a Warrant Share in such Deemed Liquidation Event.

(c)

No fractions of shares will be issued. The number of Ordinary Shares issued shall be rounded to the nearest whole number. The Company agrees that the Warrant Shares so purchased shall be issued as soon as practicable after exercise, and that the Holder shall be deemed the record owner of such Warrant Shares as of and from the close of business on the date on which this Warrant shall be surrendered, together with payment in full (if and as required above in connection with cash exercise). In the event of a partial exercise, the Company shall concurrently issue to the Holder a replacement Warrant on the same terms and conditions as this Warrant, but representing the number of Warrant Shares remaining after such partial exercise.

5.

Warrants Confers No Rights of Shareholder: Until this Warrant is exercised (or any part thereof) the Warrant and the Warrant Shares represented hereunder do not entitle the Holder hereof to any rights as shareholder of the Company.

6.	Adjustment of Conversion Price and Number of Shares:

Without derogating from the anything else herein, the number and kind of securities purchasable initially upon the exercise of this Warrant and the Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(a)

Bonus Shares, Splits, Etc. If the Company issues bonus shares, subdivides, splits or reverse splits its outstanding Ordinary Shares into a greater or smaller amount of Ordinary Shares, then upon exercise of this Warrant, for each Ordinary Share acquired, Holder shall receive, without cost to Holder, the total number of Ordinary Shares to which Holder would have been entitled had Holder owned the Ordinary Shares of record as of the date the bonus shares, subdivision, split or reverse split occurred, and the aggregate exercise price for the shares will remain the same.

(b)

Adjustment for Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Ordinary Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property, provided that the aggregate exercise price for such new securities or other property will remain the same as hereunder. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The provisions of this Section 6(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

(c)

General Protection. The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder, or impair the economic interest of the Holder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights and the economic interests of the Holder against impairment.

(d)

Adjustment of Conversion Price. Upon each adjustment in the number of Ordinary Shares purchasable hereunder, the Conversion Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Ordinary Shares purchasable hereunder shall be adjusted, provided that the aggregate exercise price will remain the same.

(e)

Notice of Adjustments. Whenever the Conversion Price or the number of Ordinary Shares purchasable hereunder shall be adjusted pursuant to this Section 6, the Company shall prepare a certificate signed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the conversion Price and the number of Ordinary Shares purchasable hereunder after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder.

7.

Tax: Any taxes, charges, expenses or fees relating to the exercise of this Warrant and/or the sale of the Warrant Shares shall be payable by the Holder and the provision for such taxes shall be made to the satisfaction of the Company prior to any exercise, sale or other disposition made with respect to the Warrant and/or the Warrant Shares.

8.	Miscellaneous:

8.1

The Warrant Shares which may be purchased hereunder may be acquired for investment purposes only and will not be registered under the securities laws of any country. This Warrant may not be exercised and the Warrant Shares may not be resold or offered for sale in the absence of such registration or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required under applicable laws. The Warrant Shares which may be purchased hereunder shall entitle the Holder the same rights and obligations afforded to Ordinary Shareholders of the Company and will subject the Holder to certain rights of first refusal and other provisions as set forth in the Articles.

8.2

This Warrant may not be assigned or transferred by the Holder without the prior written approval of the Company, which approval may not be unreasonably held or delayed. Such assignment or transfer will be made (if approved by the Company) subject to surrender of the Warrant with a properly executed assignment at the principal office of the Company.

	8.3	This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Israel, without giving effect to principles of conflicts of law.

Given in ______, Israel, this ___ day of ___, 2012

“signed”
Savicell Diagnostic Ltd.

Name:
Title